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                                                                     Exhibit 1.1

                DEALER-MANAGER AND SOLICITATION AGENT AGREEMENT

                       FIDELITY NATIONAL TITLE GROUP, INC.

                                                               November __, 2005


LEHMAN BROTHERS INC.
745 Seventh Avenue - Floor 5
New York, New York  10019

Dear Ladies and Gentlemen:

                1. THE EXCHANGE OFFER AND CONSENT SOLICITATION. Fidelity National Title Group, Inc., a Delaware corporation (the "COMPANY"), intends to make an exchange offer (together with any amendments and extensions thereof, the "EXCHANGE OFFER") for the outstanding 7.30% Notes due 2011 and 5.25% Notes due 2013 (collectively, the "NOTES") of Fidelity National Financial, Inc., a Delaware corporation ("FNF"), and to engage in a related solicitation (together with any amendments and extensions thereof, the "SOLICITATION") of consents (the "CONSENTS") of the holders of the Notes (the "HOLDERS") to certain amendments to the Indenture dated as of August 20, 2001 between FNF and The Bank of New York, as trustee (the "TRUSTEE"), relating to the Notes, as amended and supplemented through the date hereof (the "INDENTURE"), in each case, on the terms and subject to the conditions set forth in the forms of Prospectus and Consent Solicitation Statement and related Letter of Transmittal and Consent attached hereto as Exhibits A and B respectively. Such Prospectus and Consent Solicitation Statement, (i) including (A) any documents incorporated by reference therein and (B) any exhibits or annexes thereto and (ii) the Letter of Transmittal and Consent, as the same may be amended or supplemented from time to time, are referred to herein as the "OFFER TO EXCHANGE" (or sometimes as the "PROSPECTUS") and "LETTER OF TRANSMITTAL" respectively. In exchange for tendered Notes, the Company will issue its newly issued notes (the "NEW NOTES") with the same principal amounts, interest rates, redemption terms and payment and maturity dates as the tendered Notes. The New Notes will provide for accrued interest from the last date for which interest was paid on the Notes. The New Notes will be issued under a new indenture (the "NEW INDENTURE") between the Company and the Trustee which will be substantially the same as the Indenture. The Offer to Exchange, the Letter of Transmittal, all statements and other documents filed or to be filed (including the Registration Statement, as hereinafter defined) with any federal, state or local governmental or regulatory agency or authority and such other documents (including, but not limited to, any advertisements, press releases or summaries relating to the Exchange Offer and/or Solicitation and any forms of letters to brokers, dealers, banks, trust companies and other nominees relating to the Exchange Offer and/or the Solicitation) as the Company may authorize for use in connection with the Exchange Offer and/or the Solicitation during the term of this Agreement, as amended or supplemented from time to time, are collectively referred to as the "EXCHANGE OFFER AND SOLICITATION MATERIALS".

                2. APPOINTMENT AS DEALER-MANAGER. The Company hereby appoints Lehman Brothers Inc. ("LEHMAN BROTHERS") as sole dealer-manager in connection with the Exchange Offer and as sole solicitation agent in connection with the Solicitation (in such capacities, the "DEALER-MANAGER"), and the Company hereby authorizes Lehman Brothers to act as such in connection with the Exchange Offer and Solicitation. On the basis of the representations and warranties and agreements of the Company contained in this Agreement and



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subject to and in accordance with the terms and conditions hereof, Lehman
Brothers agrees in accordance with its customary practice to use its reasonable best efforts to solicit tenders of Notes and delivery of Consents pursuant to the Exchange Offer and Solicitation, respectively, and to communicate with brokers, dealers, banks, trust companies, nominees and other persons with respect to the Exchange Offer and Solicitation.

                3. NO LIABILITY FOR ACTS OF BROKERS, DEALERS, BANKS, TRUST COMPANIES, NOMINEES AND OTHERS. Lehman Brothers shall not be subject to any loss, claim, damage, liability or expense owed to the Company or any of the Company's affiliates or subsidiaries for any act or omission on the part of any broker or dealer in securities (other than Lehman Brothers), bank, trust company, nominee or any other person, and Lehman Brothers shall not be liable for its own acts or omissions in performing its obligations as Dealer-Manager except for any losses, claims, damages, liabilities and expenses determined in a final judgment by a court of competent jurisdiction to have resulted directly from any such acts or omissions undertaken or omitted to be taken by Lehman Brothers through its bad faith, gross negligence or willful misconduct. In soliciting or obtaining tenders of Notes and deliveries of Consents, the Company hereby acknowledges that Lehman Brothers, as Dealer-Manager, is acting as independent contractor and shall not be deemed to be acting as the agent of the Company or as the agent of any broker, dealer, bank, trust company, nominee or other person. In soliciting tenders and delivering consents, no broker, dealer, bank, trust company, nominee or other person shall be deemed to be acting as the agent of Lehman Brothers, the Company or any of the Company's affiliates or subsidiaries.

                4. THE EXCHANGE OFFER AND SOLICITATION MATERIALS; COMMENCEMENT; WITHDRAWAL.

                (a) The Company hereby (i) agrees to furnish Lehman Brothers with as many copies as Lehman Brothers may reasonably request of the final forms of the Exchange Offer and Solicitation Materials and, upon its request, any other documents filed or to be filed by the Company with any federal, state or local governmental or regulatory agency or authority, any stock exchange or any court, (ii) authorizes Lehman Brothers to use copies of the Exchange Offer and Solicitation Materials in connection with the Exchange Offer and Solicitation and (iii) acknowledges that the Exchange Offer and Solicitation Materials have been, or will be, prepared and approved by the Company and are the Company's sole responsibility with respect to their accuracy and completeness. Lehman Brothers hereby agrees that it will not disseminate any written materials in connection with the Exchange Offer and Solicitation other than the Exchange Offer and Solicitation Materials, information consistent with the Exchange Offer and Solicitation Materials or information otherwise authorized by the Company.

                (b) The Company hereby represents and warrants that it will use its reasonable best efforts to commence the Exchange Offer and Solicitation as soon as practicable by publicly announcing its commencement and by distributing, mailing, or causing to be mailed on its behalf, copies of the Exchange Offer and Solicitation Materials (excluding the documents incorporated by reference in the Exchange Offer and Solicitation Materials) to the Holders for delivery, where necessary to the beneficial holders of the Notes (the date of such announcement and of the commencement of such distribution, the "COMMENCEMENT DATE").

                (c) The Company hereby represents and agrees that no solicitation material in addition to the Exchange Offer and Solicitation Materials, each of which shall be in the form



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which has been approved by Lehman Brothers, will be used in connection with the
Exchange Offer and Solicitation or filed with any federal, state or local governmental or regulatory agency or authority, including the Securities and Exchange Commission (the "COMMISSION"), by or on behalf of the Company without Lehman Brothers' prior approval, which approval will not be unreasonably withheld or delayed. In the event that (i) the Company uses or permits the use of any such solicitation material in connection with the Exchange Offer or the Solicitation or files any such solicitation material with any such federal, state or local governmental or regulatory agency or authority without Lehman Brothers' prior approval or (ii) if at any time Lehman Brothers shall determine that any condition set forth in Section 9 shall not be satisfied, then Lehman Brothers (A) shall have a reasonable period of time after discovering or being informed of such event to elect whether to continue to act as Dealer-Manager and shall be entitled to withdraw as Dealer-Manager in connection with the Exchange Offer and Solicitation without any liability or penalty to Lehman Brothers or any other person defined in Section 11 as an "Indemnified Person," (B) shall be entitled promptly to receive the payment of all expenses payable to it under
Section 6 of this Agreement which have accrued to the date of such withdrawal and (C) shall continue to be entitled to the indemnification and contribution provisions contained in Section 11. If Lehman Brothers withdraws as Dealer Manager as set forth in the prior sentence, any fees that would have otherwise become due pursuant to Section 5 upon the acceptance by the Company for exchange of Notes tendered pursuant to the Exchange Offer had Lehman Brothers not withdrawn shall not be payable to Lehman Brothers even if such acceptance occurs.

                5. COMPENSATION.

        The Company hereby agrees to pay Lehman Brothers as compensation for its services as Dealer-Manager, upon the acceptance by the Company for exchange of Notes tendered pursuant to the Exchange Offer, provided that at least a majority of each of the two series of the Notes are tendered and not withdrawn pursuant to the Exchange Offer, a fee equal to $1 million. If the foregoing condition is met, then the fee set forth in this Section shall be payable within three business days of the completion of the Exchange Offer and Solicitation.

                6. REIMBURSEMENT OF EXPENSES AND PAYMENT OF OTHER COSTS. The Company hereby agrees (a) to reimburse Lehman Brothers in connection with its services as Dealer-Manager for any expenses incurred by Lehman Brothers in connection with the preparation, printing, filing, mailing and publishing of the Exchange Offer and Solicitation Materials and for all out-of-pocket expenses incurred by Lehman Brothers as Dealer-Manager, including, without limitation, the fees and disbursements of Lehman Brothers' legal counsel, Sullivan & Cromwell LLP (as to the fees and expenses of such counsel, up to a maximum of $100,000), (b) to pay all fees and expenses of the Information Agent (as defined below), in connection with the Exchange Offer and Solicitation, (c) to pay any fees payable to brokers, dealers, banks, trust companies and nominees as reimbursement for their customary mailing and handling expenses incurred in forwarding the Exchange Offer and Solicitation Materials to their customers, if any, and (d) to pay any advertising and public relations charges pertaining to the Exchange Offer and Solicitation and the related transactions. The Company shall promptly reimburse Lehman Brothers for all amounts owing under this Section after such expenses have been paid or have accrued and an invoice therefor has been sent by Lehman Brothers to the Company, which may be sent from time to time as such expenses are paid or accrued, whether or not the Exchange Offer and Solicitation is consummated and in addition to the amounts owing to Lehman Brothers under the preceding Section.



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                7. THE INFORMATION AGENT; NOTEHOLDER LISTS.

                (a) The Company has arranged for D.F. King & Co., Inc. to serve as information and exchange agent in connection with the Exchange Offer and Solicitation (collectively in such capacities, the "INFORMATION AGENT") and to perform services in connection with the Exchange Offer and Solicitation that are customary for an information and exchange agent.

                (b) The Company will provide, or will cause the Information Agent, as applicable, to provide, Lehman Brothers with the security listing position (or other cards or lists) containing the names and addresses of, and the aggregate principal amount of Notes held by, the Holders as of a recent date and will use its reasonable best efforts to cause Lehman Brothers to be advised, from time to time as Lehman Brothers may request, during the period of the Exchange Offer and Solicitation as to any transfers of record of Notes. In addition, the Company hereby authorizes Lehman Brothers to communicate with the Trustee and the Information Agent with respect to matters relating to the Exchange Offer and Solicitation and the Company will advise, or will cause such persons to advise, Lehman Brothers daily as to such matters as Lehman Brothers may reasonably request, including the aggregate principal amount of Notes that have been tendered and for which Consents have been delivered pursuant to the Exchange Offer and Solicitation, respectively.

                8. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. In addition to the other representations and warranties made by the Company contained in this Agreement, the Company represents and warrants to Lehman Brothers, and agrees with Lehman Brothers, that:

                (a) Each of the Company and FNF is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation.

                (b) Each of the Company and FNF (to the extent applicable to it) has all necessary corporate power and authority to execute and deliver and perform this Agreement, to make and consummate the Exchange Offer and Solicitation, including, but not limited to, by exchanging the Notes and issuing the New Notes in consideration thereof, and by effecting (in the case of FNF) the proposed amendments to the Indenture as set forth in the Offer to Exchange by executing and delivering a supplemental indenture between FNF and the Trustee supplementing the Indenture (the "SUPPLEMENTAL INDENTURE") pursuant to the Exchange Offer and Solicitation Materials, and to consummate the other transactions contemplated by this Agreement and by the Offer to Exchange and the other Exchange Offer and Solicitation Materials (collectively, the "TRANSACTIONS"); and all necessary corporate action has been duly taken by the Company and FNF to authorize the making, execution, delivery, performance and consummation, as the case may be, of the Transactions.

                (c) This Agreement has been duly authorized, executed and delivered by the Company.

                (d) The registration statement on Form S-4 (File No. 333-_____) (the "REGISTRATION STATEMENT") with respect to the New Notes (i) has been prepared by the Company in conformity with the requirements of the Securities Act of 1933, as amended (the "SECURITIES ACT"), and the rules and regulations (the "RULES AND REGULATIONS") of the Commission thereunder, (ii) has been filed with the Commission under the Securities Act, (iii) has become effective under the Securities Act and is not proposed to be amended and (iv) is not subject to



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any stop order under the Securities Act suspending the effectiveness of such registration statement or any Rule 462(b) registration statement relating thereto, and no proceedings for that purpose have been instituted or are pending or, to the knowledge of the Company, are contemplated by the Commission. If any post-effective amendment to such registration statement has been filed with the Commission prior to the execution and delivery of this Agreement, the most recent such amendment has been declared effective by the Commission. Copies of such registration statement as amended to date have been delivered by the Company to Lehman Brothers. The Registration Statement conforms, and the Prospectus and any further amendments or supplements to the Registration Statement or the Prospectus will when they become effective or are first used to effectuate the Transactions, as the case may be, conform as to form in all material respects to the requirements of the Securities Act and the Rules and Regulations. The Registration Statement and any amendment thereto does not and will not, as of the applicable effective date, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) the Prospectus and any amendment or supplement thereto will not, as of the first date of its use to effectuate the Transactions, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (iii) the Exchange Offer and Solicitation Materials (including any documents incorporated therein by reference) do not and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that no representation is made with respect to statements contained in any of the foregoing based on information furnished in writing by or on behalf of Lehman Brothers for use therein (the "SUPPLIED INFORMATION").

                (e) The documents incorporated by reference in the Exchange Offer and Solicitation Materials, as of each of their respective filing dates, complied as to form in all material respects with the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission thereunder (collectively the "EXCHANGE ACT"), and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

                (f) The execution, delivery, performance, making and consummation, as the case may be, of the Transactions will comply in all material respects with all applicable requirements of law, including the Exchange Act and any applicable rules or regulations of any governmental or regulatory agency or authority, including, without limitation those of the Commission (but not including state securities or state insurance securities laws, as to which no representation is made).

                (g) The execution, delivery, performance, making and consummation, as the case may be, of the Transactions will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default (or an event which, with or without notice or lapse of time, or both, as the case may be, would constitute a default) under, (i) the certificate of incorporation or by-laws of the Company or FNF, (ii) any material loan or credit agreement, indenture (provided the requisite Consents are executed with respect to the proposed amendments to the Indenture), mortgage, note, deed of trust or other material agreement or instrument of the Company or FNF or any of their respective affiliates or subsidiaries, (iii) any



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judgment, order, decree, law, statute, rule or regulation of any court, governmental or regulatory agency or authority to which the Company or FNF or any of their respective affiliates or subsidiaries is a party or by which the Company or FNF or any of their respective affiliates or subsidiaries or assets or properties is bound or (iv) result in the creation or imposition of any lien, charge, claim or encumbrance on any material asset or property of the Company or FNF or any of their respective affiliates or subsidiaries, which in any case described above (except with reference to the result of a violation of, or a default under, the restated certificate of incorporation or bylaws of the Company or FNF), would be material to the Company or FNF and their respective subsidiaries taken as a whole.

                (h) No material consent, authorization, approval or filing with, exemption, registration, qualification or other action with any federal, state or local governmental or regulatory agency or authority is required in connection with the execution, delivery, performance, making and consummation, as the case may be, of the Transactions other than those which have been made or obtained, as applicable, as set forth in the Offer to Exchange.

                (i) There are no actions, lawsuits, claims or governmental or administrative proceedings pending (including any stop order, restraining order or denial of an application for approval), or to the knowledge of the Company after due inquiry, threatened against the Company or FNF or any of their respective affiliates or subsidiaries which would, if adversely determined, materially affect or impair the execution, delivery, performance, making or consummation, as the case may be, of the Transactions.

                (j) The Company has, or has arranged for the borrowing of, sufficient funds (and authority to use such funds under applicable law), which, together with funds presently available or committed to it, will enable the Company to pay, and the Company hereby agrees that the Company will pay promptly, in accordance with the terms and subject to the conditions of the Exchange Offer and Solicitation as set forth in the Exchange Offer and Solicitation Materials and this Agreement, all fees and expenses related to the Exchange Offer and Solicitation, including, but not limited to, fees and expenses payable hereunder.

                (k) The New Indenture has been duly authorized, executed and delivered by the Company and, assuming that the New Indenture is the valid and legally binding obligation of the Trustee, constitutes a valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability now or hereafter in effect relating to or affecting the enforcement of creditors' rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. The Notes have been duly and validly authorized by the Company for issuance upon consummation of the Exchange Offer and, when executed by the Company and authenticated by the Trustee in accordance with the New Indenture and delivered upon consummation of the Exchange Offer, will have been validly issued and delivered, free of any preemptive or similar rights to subscribe to or purchase the same arising by operation of law or under the charter or by-laws of the Company or otherwise, and will constitute valid and binding obligations of the Company entitled to the benefits of the New Indenture and enforceable in accordance with their terms, except as enforcement thereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability now or hereafter in effect relating to or affecting the enforcement of creditors'



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rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing, and the New Notes conform, or will conform, to the description thereof in the Registration Statement and the Prospectus.

                (l) The Indenture has been duly authorized, executed and delivered by FNF and, assuming that the Indenture is the valid and legally binding obligation of the Trustee, constitutes a valid and legally binding obligation of FNF, enforceable against FNF in accordance with its terms except as that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability now or hereafter in effect relating to or affecting the enforcement of creditors' rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and
(iii) an implied covenant of good faith and fair dealing. The Supplemental Indenture has been duly authorized and, promptly following the receipt of the requisite Consents, will be duly executed and delivered by FNF and, assuming that the Supplemental Indenture will be a valid and legal binding obligation of the Trustee, will constitute a valid and binding obligation of FNF, enforceable against FNF in accordance with its terms except as that enforceability may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws of general applicability now or hereafter in effect relating to or affecting the enforcement of creditors' rights, (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

                (m) The New Indenture, the Indenture and the Supplemental Indenture conform to the descriptions thereof contained in the Offer to Exchange and comply in all material respects with the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Commission thereunder (collectively, the "TRUST INDENTURE ACT").

                (n) KPMG LLP, whose reports are included or incorporated by reference in the Prospectus, are independent certified public accountants with respect to FNF and its subsidiaries, and the Company and its subsidiaries, as required by the Securities Act and the Rules and Regulations. The financial statements (including the related notes and supporting schedules) included or incorporated by reference in the Registration Statement and the Prospectus present fairly in all material respects the financial condition, results of operations and cash flows of the entities purported to be shown thereby at the dates and for the periods indicated and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated and conform in all material respects with the Rules and Regulations, except as otherwise noted therein; and the supporting schedules included or incorporated by reference in the Registration Statement present fairly in all materials respects the information required to be stated therein.

                (o) Each of the Company and each of its "SIGNIFICANT SUBSIDIARIES" (as defined in Regulation S-X, section 1.02(w)) has been duly organized or formed and is validly existing in good standing under the laws of the jurisdiction of its organization or formation, with full corporate power and authority to own, lease and operate its properties and conduct its business and, in the case of the Company, to enter into and perform its obligations under this Agreement and the New Indenture; and each of the Company and each of its Subsidiaries holds all licenses and is duly registered and qualified to do business and is in good standing in each jurisdiction in which the character of the business conducted by it or the location of the



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properties owned, leased or operated by it makes such licensure, registration or qualification necessary, except where the failure to be so licensed, registered or qualified would not, individually or in the aggregate, have a material adverse effect on the condition (financial or other), results of operations, business or prospects of the Company and its subsidiaries taken as a whole.

                (p) All of the outstanding shares of capital stock of each Significant Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed in the Prospectus, all of the outstanding shares of capital stock, partnership interests or other ownership interests of each Significant Subsidiary of the Company are owned directly or indirectly by the Company, free and clear of any material claim, lien, encumbrance, security interest, restriction upon voting or transfer, preemptive rights or any other claim of any third party, except such as are described in the Prospectus.

                (q) Except as described in or contemplated by the Registration Statement and the Prospectus, there has not been any material adverse change in, or adverse development which, individually or in the aggregate, materially affects or will materially affect, the condition (financial or other), results of operations or business of the Company and its subsidiaries taken as a whole from the respective dates as of which information is given in the Prospectus.

                (r) The New Notes will be pari passu with all existing and future unsecured and unsubordinated indebtedness of the Company.

                (s) Except as disclosed in the Prospectus, all reinsurance treaties, reinsurance contracts and reinsurance agreements to which the Company or any of its subsidiaries is a party are in full force and effect, and none of the Company or any of its subsidiaries is in violation of, or in default in the performance, observance or fulfillment of, any obligation, agreement, covenant or condition contained therein, except where the failure to be in full force and effect and except where any such violation or default would not, singly or in the aggregate, have a material adverse effect on the condition (financial or other), results of operations, business or prospects of the Company and its subsidiaries taken as a whole. None of the Company or any of its subsidiaries has received any notice from any of the other parties to such treaties, contracts or agreements which are material to its business that such other party intends not to perform in any material respect such treaty, contract or agreement, and the Company and its subsidiaries have no reason to believe that any of the parties to such treaties, contracts or agreements will be unable to perform such treaty, contract, agreement or arrangement; in each case, except where such non-performance would not, singly or in the aggregate, have a material adverse effect on the condition (financial or other), results of operations, business or prospects of the Company and its subsidiaries taken as a whole.

                (t) Except as disclosed in the Prospectus, none of the Company or any of its subsidiaries has made any material changes in their insurance reserving practices during the last two years.

                (u) Each of the Company and each of its subsidiaries (i) holds such permits, licenses, consents, exemptions, franchises, authorizations and other approvals from insurance departments and other governmental or regulatory authorities (each, an "AUTHORIZATION") (including, without limitation, insurance licenses from the insurance regulatory agencies of the

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various states or other jurisdictions where it conducts business (the "INSURANCE
Licenses")), and has made all filings with and notices to, all governmental or regulatory authorities and self-regulatory organizations and all courts and other tribunals, as are necessary to own, lease, license and operate its respective properties and to conduct its business, and (ii) to the knowledge of the Company, has fulfilled and performed all material obligations necessary to maintain such Authorizations and Insurance Licenses; in each case, except where the failure to hold or maintain any such Authorizations or Insurance Licenses or to make any such filing or notice would not, singly or in the aggregate, have a material adverse effect on the condition (financial or other), results of operations or business of the Company and its subsidiaries taken as a whole.

                (v) Neither the Company nor any of its subsidiaries is an "investment company" within the meaning of the Investment Company Act of 1940, as amended (the "1940 ACT"), or is subject to regulation as an "investment company" under the 1940 Act.

                9. CONDITIONS TO THE DEALER-MANAGER'S OBLIGATIONS. Lehman Brothers' obligation to act as Dealer-Manager shall at all times be subject to the performance by the Company in all material respects of its obligations herein and to the following additional conditions

                (a) At all times from the Commencement Date to and including the date on which the Company makes issuance of New Notes for validly tendered Notes that it has accepted in accordance with the terms of the Exchange Offer (the "EXCHANGE DATE"), the Company's representations and warranties contained herein shall be true and correct in all material respects and the Company shall have performed in all material respects all of the agreements contained in this Agreement and as set forth in the Exchange Offer and Solicitation Materials theretofore required by it to have been performed; and Lehman Brothers shall have received certificates to that effect, dated each of the Commencement Date and the Exchange Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company. The Company acknowledges that Lehman Brothers' agreement to act, or to continue to act, as Dealer-Manager at a time when it knows or should know that any such representation, warranty and agreement is or may be untrue or incorrect or not performed, as the case may be, in a material respect shall be without prejudice to its right subsequently to cease so to act by reason of such untruth, incorrectness or nonperformance, as the case may be.

                (b) No stop order or restraining order shall have been issued and no action, lawsuit, claim or governmental or administrative proceeding shall have been commenced or, to the Company's knowledge, threatened with respect to the Exchange Offer or Solicitation or the other Transactions before any court, agency or other governmental regulatory body of any jurisdiction that Lehman Brothers, in good faith after consultation with counsel, believes renders it inadvisable for Lehman Brothers to continue to act hereunder as Dealer-Manager.

                (c) The Company will furnish to Lehman Brothers on the date hereof and on the Exchange Date opinions of LeBoeuf, Lamb, Greene & MacRae LLP and of Todd Johnson, Esq., counsel to the Company, addressed to Lehman Brothers, covering the matters previously agreed.

                (d) On the date hereof and the Exchange Date Lehman Brothers shall have received letters from KPMG LLP, dated respectively the date hereof and the Exchange Date and addressed to Lehman Brothers, confirming that they are independent certified public accountants

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within the meaning of the Securities Act and the applicable published Rules and
Regulations, and stating, as of the date of such letter (or, with respect to matters involving changes or developments since the respective dates as of which specified financial information is given or incorporated in the Prospectus as of a date not more than five days prior to the date of such letter), the conclusions and findings of such firm with respect to the financial information and other matters covered by its letter delivered to you concurrently with the execution of this Agreement, and, with respect to the letter delivered on the Exchange Date, confirming the conclusions and findings set forth in such prior letter.

                (e) At the date hereof and the Exchange Date, the Company's senior debt shall have a rating of at least Baa3 by Moody's Investors Services, Inc. and BBB- by Standard & Poor's Rating Services. Since the date hereof, there shall not have occurred any downgrading with respect to any debt securities of the Company or any of its subsidiaries by any "nationally recognized statistical rating organization" as that term is defined by the Commission for purposes of Rule 436(g)(2) under the Securities Act or any public announcement that any such organization has under surveillance or review its rating of any such debt securities (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading of such rating).

                (f) All opinions, letters and certificates required to be delivered pursuant to the terms hereof shall be in a form and substance reasonably satisfactory to counsel for Lehman Brothers.

                10. ADDITIONAL AGREEMENTS. In addition to the other agreements of the Company contained elsewhere in this Agreement, the Company hereby agrees and acknowledges, as applicable, that:

                (a) It will advise Lehman Brothers promptly of any of the following: (i) the occurrence of any event which may cause the Company to withdraw, terminate or cancel the Exchange Offer and Solicitation or would permit the Company to exercise any right not to exchange Notes validly tendered in the Exchange Offer and Solicitation, (ii) the occurrence of any event or the discovery of any fact, the occurrence or existence of which it believes would require the making of any material change in the Exchange Offer and Solicitation Materials then being used or would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect,
(iii) any proposal or requirement to amend or supplement the Exchange Offer and Solicitation Materials or to make any other filing pursuant to any applicable law, regulation or other rule, (iv) the issuance by the Commission or any other governmental or regulatory agency or authority of any comment or order concerning the Exchange Offer and Solicitation, (v) any material development in connection with the Exchange Offer and Solicitation or the other transactions contemplated by the Offer to Exchange or (vi) any other information relating to the Exchange Offer and Solicitation which Lehman Brothers may from time to time reasonably request.

                (b) In the event that the Company is required, or considers it advisable, to amend or supplement the Exchange Offer and Solicitation Materials or make any additional filings with any governmental or regulatory agency or authority, then it shall not make such amendment or supplement or filing without Lehman Brothers' prior approval, which shall not be unreasonably withheld.

                (c) It will file and disseminate, as required, any necessary amendments or supplements to the Exchange Offer and Solicitation Materials and other documents that are filed with any governmental or regulatory agency or authority relating to the Exchange Offer and Solicitation, and, if there is any such filing, it will promptly furnish to Lehman Brothers an accurate and complete copy of each such amendment or supplement upon the filing thereof.

                (d) It will comply with the Securities Act and Exchange Act relating to the Exchange Offer and Solicitation in the future, to the extent applicable.

                (e) It will perform the agreements and obligations it has that are set forth in or contemplated by the Exchange Offer and Solicitation Materials, including, but not limited to, accepting for exchange Notes that have been validly tendered and not withdrawn in accordance with and subject to the terms and conditions of the Exchange Offer, duly executing and delivering to the Trustee the New Indenture and furnishing the Trustee any officers' certificates or other documents required or reasonably requested by the Trustee in connection with the execution and delivery of the New Indenture by the Trustee, and issuing the New Notes, pursuant to the New Indenture, in exchange for such Notes that have been duly tendered for exchange.

                (f) The Dealer-Manager, with the prior written consent of the Company, which consent shall not be unreasonably withheld, and at the Dealer-Manager's expense, may place an announcement in any newspapers and periodicals as it may choose, stating that Lehman Brothers is acting as Dealer-Manager in connection with the Exchange Offer and Solicitation.

                (g) In performing the services contemplated by this Agreement, Lehman Brothers will be relying on the information furnished by the Company and its officers, attorneys and other agents and information available from generally recognized public sources without independent verification.

                11. INDEMNIFICATION AND CONTRIBUTION.

                (a) The Company hereby agrees to hold harmless and indemnify Lehman Brothers and its affiliates and any officer, director, employee or agent of Lehman Brothers or any such affiliates and any person controlling (within the meaning of Section 20(a) of the Exchange Act) Lehman Brothers or any such affiliates (collectively, the "INDEMNIFIED PERSONS") from and against any loss, claim, damage, liability and expense whatsoever (as incurred or suffered, and including, but not limited to, any and all reasonable legal or other expenses incurred in connection with investigating, preparing to defend or defending any lawsuit, claim or other proceeding, commenced or threatened, whether or not resulting in any liability, which reasonable legal or other expenses shall be reimbursed by the Company, promptly after receipt of any invoices therefor from Lehman Brothers or such other Indemnified Person), (i) arising out of or based upon (a) any untrue statement or alleged untrue statement of a material fact contained in the Exchange Offer and Solicitation Materials or in any other solicitation material used by the Company or authorized by it for use in connection with the Exchange Offer or Solicitation, or arising out of or based upon the omission or alleged omission to state in any such document a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading (other than statements or omissions made in reliance upon and in conformity with the Supplied Information), (b) any withdrawal, termination or cancellation by the Company of, or failure by the Company to make or consummate, the Exchange Offer or Solicitation, (c) any actions taken or omitted to be taken by an Indemnified Person pursuant to this Agreement or with the consent of the Company or in conformity with actions taken or omitted to be taken by the Company or (d) any breach by the Company of any representation or warranty, or any failure by the Company to comply with any agreement contained in this Agreement or (ii) arising out of, relating to or in connection with or alleged to arise out of, relate to or be in connection with the Exchange Offer or Solicitation, any of the other Transactions or the performance of Lehman Brothers' services as Dealer-Manager. However, the Company will not be obligated to indemnify an Indemnified Person for any loss, claim, damage, liability or expense pursuant to clause (i)(b), (i)(c) or (ii) of the preceding sentence, which has been determined in a final judgment by a court of competent jurisdiction to have resulted directly from the bad faith, willful misconduct or gross negligence on the part of such Indemnified Person. The foregoing indemnity agreement is in addition to any liability which the Company may otherwise have to the Indemnified Person or to any director, officer, employee or controlling person of the Indemnified Person.

                (b) If any lawsuit, claim or proceeding is brought against any Indemnified Person in respect of which indemnification may be sought against the Company pursuant to this Section 11, such Indemnified Person shall promptly notify the Company in writing of the commencement of such lawsuit, claim or proceeding after receipt by such Indemnified Person of notice of such lawsuit, claim or proceeding; provided, however, that the failure to so notify the Company shall not relieve the Company from any obligation or liability which it may have under this Section 11 except to the extent that it has been prejudiced in any material respect by such failure and in any event shall not relieve the Company from any other obligation or liability which it may have to such Indemnified Person otherwise than under this Section 11. In case any such lawsuit, claim or proceeding shall be brought against any Indemnified Person and such Indemnified Person shall notify the Company in writing of the commencement of such lawsuit, claim or proceeding, the Company shall be entitled to participate in such lawsuit, claim or proceeding, and, after written notice from the Company to such Indemnified Person, to assume the defense of such lawsuit, claim or proceeding with counsel of its choice at its expense; provided, however, that such counsel shall be satisfactory to the Indemnified Person in the exercise of its reasonable judgment. Notwithstanding the election of the Company to assume the defense of such lawsuit, claim or proceeding, such Indemnified Person shall have the right to employ separate counsel and to participate in the defense of such lawsuit, claim or proceeding, and the Company shall bear the fees, costs and expenses of such separate counsel (and shall pay such fees, costs and expenses promptly after receipt of any invoice therefor from Lehman Brothers) (provided that with respect to any single lawsuit, claim or proceeding or with respect to several lawsuits, claims or proceedings involving substantially similar legal claims, the Company shall not be required to bear the fees, costs and expenses of more than one such counsel in addition to any local counsel) if (i) the use of counsel chosen by the Company to represent such Indemnified Person would present such counsel with a conflict of interest; (ii) the defendants in, or targets of, any such lawsuit, claim or proceeding include both an Indemnified Person and the Company, and such Indemnified Person shall have reasonably concluded that there may be legal defenses available to it or to other Indemnified Persons which are different from or in addition to those available to the Company (in which case the Company shall not have the right to direct the defense of such action on behalf of the Indemnified Person); (iii) the Company shall not have employed counsel satisfactory to such Indemnified Person, in the exercise of such Indemnified Person's reasonable judgment, to represent such Indemnified Person within a reasonable time after notice of the institution of any such lawsuit, claim or proceeding; or (iv) the Company shall authorize such Indemnified Person to employ separate counsel at the expense of the Company.

The foregoing indemnification commitments shall apply whether or not the Indemnified Person is a formal party to any such lawsuit, claim or proceeding. The Company shall not be liable for any settlement of any lawsuit, claim or proceeding effected without its consent (which consent will not be unreasonably withheld), but if settled with such consent, or if there be a final judgment of the plaintiff in any such action, the Company agrees, subject to the provisions of this Section 11, to indemnify the Indemnified Person from and against any loss, damage or liability by reason of such settlement or final judgment, as the case may be. The Company agrees to notify Lehman Brothers promptly, or cause Lehman Brothers to be notified promptly, of the assertion of any lawsuit, claim or proceeding against the Company, any of its officers or directors or any person who controls any of the foregoing within the meaning of Section 20(a) of the Exchange Act, arising out of or relating to the Exchange Offer and Solicitation. The Company further agrees that any settlement of a lawsuit, claim or proceeding against it arising out of or relating to the Exchange Offer or Solicitation or the consent to the entry of any judgment with respect to any pending or threatened lawsuit, claim or proceeding in respect of which indemnification or contribution may be sought under this Agreement (whether or not the Indemnified Person is an actual or potential party to such claim or action) shall include an explicit and unconditional release from the parties bringing such lawsuit, claim or proceeding of all Indemnified Persons who are or could have been a party to such lawsuit, claim or proceeding if such Indemnified Persons could have sought indemnification hereunder, which release shall be satisfactory to Lehman Brothers.

                (c) The Company, on the one hand, and Lehman Brothers, on the other hand, agree that if any indemnification sought by any Indemnified Person pursuant to this Section 11 is unavailable or is insufficient for any reason, other than a reason specified in the second sentence of this Section 11, then (whether or not Lehman Brothers is the Indemnified Person) the Company, on the one hand, and Lehman Brothers, on the other hand, shall contribute to the losses, claims, damages, liabilities and expenses for which such indemnification is held unavailable (i) in such proportion as is appropriate to reflect the relative benefits to the Company, on one hand, and Lehman Brothers, on the other hand, in connection with the matter giving rise to such losses, claims, damages, liabilities and expenses, or (ii) if the allocation provided by the foregoing clause (i) is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in the foregoing clause (i) but also the relative faults of the Company, on the one hand, and Lehman Brothers, on the other, in connection with the matter giving rise to such losses, claims, damages, liabilities and expenses, and other equitable considerations, subject to the limitation that in any event Lehman Brothers' aggregate contribution to all losses, claims, damages, liabilities and expenses with respect to which contribution is available hereunder shall not exceed the amount of fees actually received by Lehman Brothers pursuant to this Agreement. It is hereby agreed by the parties hereto that the relative benefits to the Company, on the one hand, and Lehman Brothers, on the other hand, with respect to the Exchange Offer and Solicitation and the other Transactions shall be deemed to be in the same proportion as (i) the aggregate value of the consideration delivered or proposed to be delivered to the beneficial holders of the Notes by the Company pursuant to the Exchange Offer and Solicitation and the other Transactions (whether or not the Exchange Offer and Solicitation and the other Transactions are consummated) bears to (ii) the fees payable to Lehman Brothers with respect to the Exchange Offer and Solicitation and the other Transactions pursuant to Section 5. It is further agreed that the relative faults of the Company, on the one hand, and Lehman Brothers, on the other hand,
(i) in the case of an untrue or alleged untrue statement of a material fact or an omission or alleged omission to state a material fact, shall be determined by reference to, among other things, whether such statement or omission relates to information supplied by the Company (including for this purpose its affiliates and subsidiaries) or by Lehman Brothers and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission and (ii) in the case of any other action or omission, shall be determined by reference to, among other things, whether such action or omission was taken or omitted to be taken by the Company (including for this purpose its affiliates and subsidiaries) or Lehman Brothers and the parties' relative intent, knowledge, access to information and opportunity to prevent such action or omission. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages, liabilities or expenses referred to in this Section shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Person in connection with investigating, preparing to defend or defending any such action or claim.

                (d) In the event an Indemnified Person appears as a witness in any action brought by or on behalf of or against the Company (other than an action brought by the Company against any Indemnified Person or an action brought by an Indemnified Person against the Company) in which such Indemnified Person is not named as defendant, the Company agrees to reimburse such Indemnified Person for all reasonable expenses incurred by it in connection with such Indemnified Person's appearing and preparing to appear as such a witness, including, without limitation, the reasonable fees and disbursements of its legal counsel.

                (e) The Company also agrees that no Indemnified Person shall have any liability to the Company or any person asserting claims on behalf of or in right of the Company (including for this purpose its affiliates and subsidiaries) in connection with this Agreement or Lehman Brothers' acting as Dealer-Manager hereunder, except for liabilities determined in a final judgment by a court of competent jurisdiction to have resulted directly from any acts or omissions undertaken or omitted to be taken by such Indemnified Person through its or his, as the case may be, bad faith, gross negligence or willful misconduct.

                (f) The foregoing rights to indemnification and contribution shall be in addition to any other rights which Lehman Brothers and the other Indemnified Persons may have against the Company under common law or otherwise.

                12. INDEMNIFICATION, REPRESENTATIONS AND WARRANTIES TO REMAIN OPERATIVE. The rights to indemnification, contribution and exculpation contained in Section 11 and the representations, warranties and agreements of the Company set forth in this Agreement shall survive and remain operative and in full force and effect regardless of (a) the failure to commence the Exchange Offer and Solicitation, the consummation of the Exchange Offer and Solicitation, any withdrawal, termination or cancellation of the Exchange Offer and Solicitation for any reason whatsoever, the exchange of Notes pursuant to the Exchange Offer and Solicitation or any withdrawal by Lehman Brothers pursuant to Section 4, (b) any investigation made by or on behalf of any party hereto or any person controlling any party hereto within the meaning of Section 20(a) of the Exchange Act and (c) the completion of Lehman Brothers' services under this Agreement.

                13. TERMINATION. This Agreement shall terminate upon the earliest to occur of (a) the consummation or the termination, withdrawal or cancellation of the Exchange Offer and Solicitation by the Company, (b) the withdrawal by Lehman Brothers as the Dealer-Manager pursuant to Section 4 hereof and (c) the date that is one year from the date hereof; provided that, Sections 3, 5, 6, 8, 11-22 hereof shall survive the termination of this Agreement.

                14. NOTICES. All notices and other communications required or permitted to be provided under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) sent by facsimile with immediate telephonic confirmation or (c) sent by registered or certified mail, return receipt requested, postage prepaid, to the parties hereto as follows:

                (a)     if to Lehman Brothers:

                        Lehman Brothers Inc.
                        745 Seventh Avenue
                        New York, New York  10019
                        Attention:  Liability Management Group, 5th Floor
                        Facsimile:  (212) 526-1244
                        Telephone:  (212) 528-7581

                with a copy to:

                        Sullivan & Cromwell LLP
                        1888 Century Park East, Suite 2100
                        Los Angeles, California 90067
                        Attention:  Frank H. Golay, Jr.
                        Facsimile:  (310) 712-8800
                        Telephone:  (310) 712-6600

                (b)     if to the Company:

                        Fidelity National Title Group, Inc.
                        601 Riverside Avenue
                        Jacksonville, Florida 32204
                        Attention: General Counsel
                        Facsimile:  (904) 357-1005
                        Telephone:  (904) 854-8100

                with a copy to:

                        LeBoeuf, Lamb, Greene & MacRae LLP
                        125 West 55th Street
                        New York, New York 10019-5389
                        Attention: Robert S. Rachofsky
                        Facsimile:  (212) 424-8500
                        Telephone:  (212) 424-8000


                15. MODIFICATIONS. This Agreement may not be amended or modified except in writing signed by each of the parties hereto.

                16. CONSENT TO JURISDICTION; FORUM SELECTION; APPOINTMENT OF AGENT FOR SERVICE OF PROCESS; WAIVER OF JURY TRIAL.

                (a) The Company hereby submits to the jurisdiction of the courts of the State of New York and the courts of the United States of America located in the State of New York over any suit, action or proceeding with respect to this Agreement or the transactions contemplated hereby.

                (b) Any action, lawsuit or proceeding with respect to this Agreement or the transactions contemplated hereby may be brought only in the courts of the State of New York or the courts of the United States of America located in the State of New York, in each case, located in the Borough of Manhattan, City of New York, State of New York. The Company waives any objection that it may have to the venue of such action, lawsuit or proceeding in any such court or that such action, lawsuit or proceeding in such court was brought in an inconvenient court and agrees not to plead or claim the same.

                (c) Each party hereby agrees that service of process by registered mail to such party at the address set forth above shall be effective service of process in any such suit, action or proceeding referred to in Section 16(a).

                (d) Any right to trial by jury with respect to any action, lawsuit, claim or other proceeding arising out of or relating to this Agreement or the services to be rendered by Lehman Brothers hereunder is expressly and irrevocably waived.

                17. GOVERNING LAW. The terms of this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, applicable to contracts made and to be performed therein.

                18. COUNTERPARTS. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of such counterparts, when so executed and delivered, shall be deemed to be an original, and all of such counterparts, taken together, shall constitute one and the same Agreement.

                19. SEVERABILITY. If any term or provision of this Agreement is deemed or rendered invalid or unenforceable in any jurisdiction, then such term or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction, which shall remain in full force and effect.

                20. SUCCESSORS. This Agreement is made solely for the benefit of Lehman Brothers, the Company and to the extent expressly set forth herein, the Indemnified Persons and their executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement.

                21. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement by and among the parties hereto with respect to the subject matter thereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

                22. HEADINGS. The headings to sections contained in this Agreement are included for ease of reference only, and the parties hereto agree that they are not to be given substantive meaning or otherwise affect each party's rights and duties hereunder.

                [The rest of this page has been left blank intentionally; the signature page follows.]

                Please indicate Lehman Brothers' willingness to act as Dealer-Manager and Lehman Brothers' acceptance of the foregoing provisions by signing in the space provided below for that purpose and returning to us a copy of this letter so signed, whereupon this letter and Lehman Brothers' acceptance shall constitute a valid and legally binding agreement between us.



                                        Very truly yours,

                                        FIDELITY NATIONAL TITLE GROUP, INC.

                                        By:
                                           -------------------------------------
                                           Name:
                                           Title:





Accepted and agreed as of the date first above written:

LEHMAN BROTHERS INC.

By:
   -------------------------------------
       Authorized Representative

                                                                       EXHIBIT A


                                OFFER TO EXCHANGE

                                   [Attached]

                                                                       EXHIBIT B


                              LETTER OF TRANSMITTAL

                                   [Attached]